EXHIBIT 10.1
Term Sheet for Gerald Lipkin Retirement

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With regard to his announced retirement on December 31, 2017, Mr. Lipkin asked the Compensation Committee, the Nominating Committee and the Board to clarify certain transition matters. The following clarifies the points.

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Mr. Lipkin will remain as a director and Chairman of the Board of the Bank and Valley National Bancorp through the 2018 Annual Meeting. The Nominating Committee and the Board expect to put Mr. Lipkin up for election as a director at the 2018 Annual Meeting and to elect him Chairman.

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Paragraphs 3 through 10 of Mr. Lipkin’s Letter Agreement with the Company, dated January 24, 2017 will, as intended, continue to apply after Mr. Lipkin’s retirement as CEO in accordance with the terms thereof.

•	Until the Annual Meeting of Shareholders in April 2018, Mr. Lipkin will remain an employee. As an employee in this transition period:

•	He will be available to assist and consult with the CEO and other senior officers as requested by the CEO. He will not be involved in day-to-day management.

•	He will continue to be paid his current annual salary.

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He will receive the annual cash and equity awards in January 2018 for service in 2017. The amount of the awards is in the discretion of the Compensation Committee, but the Committee currently expects the amount of the cash bonus and equity awards to be similar to the prior year awards.

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The Compensation Committee expects that the end of his employment will be treated as a qualified Retirement under the Stock Plans and thus all his unvested restricted stock and performance shares will vest, with the performance shares to be paid out (or forfeited) in accordance with the grant agreements.

•	Mr. Lipkin will receive a pro-rata cash bonus for his service in 2018 as an employee with a target of 65% of salary with the cash bonus paid when other cash bonuses are paid.

•	He will continue to have his club memberships and car and driver.

•	Mr. Lipkin also will be entitled to the standard executive reimbursement for tax preparation and estate planning services for 2017 and 2018.

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Mr. Lipkin is expected to serve as a Director and Chairman of the Board between the 2018 and 2019 Annual Meetings. During this period, Mr. Lipkin will no longer be an employee. He will be a non-independent director and attend such meetings as non-independent directors can attend. It is expected his annual annuity under the pension plan and BEP will commence during this period and continue in retirement. In the year between the 2018 and 2019 Annual Meetings, as Chairman:

•	Mr. Lipkin will be paid the standard cash director fees quarterly and the equity award annually.

•	He will be paid $150,000 for his service as the Chairman in a lump sum in April 2018 as is customary for Valley committee chairs.

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He will be paid $350,000 in quarterly installments for being available to assist and consult with the CEO and other senior staff at the CEO’s request. By action of the Board this arrangement may be renewed for periods after the 2019 Annual Meeting.

•	He will be provided with the mobile devices and reimbursements for travel and expenses as other directors.

•	For his duties as Chairman he will have use of an office and administrative assistance in Wayne, NJ and West Palm Beach, FL and will have use of a company provided car.

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The Bank will continue to reimburse him for his club membership for business purposes. For up to four years after the 2019 Annual Meeting, the Bank intends to continue to pay his club membership for business purposes for continuation of his cultivation of bank customers.

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Except for the cash bonus paid in 2019 for services in 2018 as an employee, the payments made to Mr. Lipkin after he ceases to be an employee following the April 2018 Annual Meeting will be reported as 1099 income, similar to other directors reporting.

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To the extent applicable, the programs and payments mentioned under this Term Sheet will be construed, interpreted and administered to satisfy Section 409A or an exemption, although there can be no guaranty as to such compliance or exemption.

•	The Bank will reimburse Mr. Lipkin for legal and other professional services he incurs for a review of this term sheet up to $15,000.

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